ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Series Trust II

Columbia Large Cap Growth Fund IV (formerly known as Columbia Marsico Flexible Capital Fund)

Effective November 20, 2015, the Fund made certain changes to its principal investment strategies, including the addition of an 80% investment policy. Such revised principal investment strategies and policy are described in a supplement, dated November 20, 2015, to the Fund’s prospectus filed with the Securities and Exchange Commission on November 20, 2015 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-15-383077), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.